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As filed with the Securities and Exchange Commission on July 14, 2004.

Registration No. 333-65827

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 6
TO
FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

WADDELL & REED FINANCIAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	51-0261715 (I.R.S. Employer Identification No.)

6300 Lamar Avenue
OVERLAND PARK, KANSAS
66202
(913) 236-2000

(Address of Principal Executive Offices, including Zip Code)

1998 EXECUTIVE DEFERRED COMPENSATION STOCK AWARD PLAN, AS
AMENDED AND RESTATED,
1998 NON-EMPLOYEE DIRECTOR STOCK AWARD PLAN, AS AMENDED AND
1998 STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED

(Full Title of the Plans)

WENDY J. HILLS SECRETARY WADDELL & REED FINANCIAL, INC. 6300 LAMAR AVENUE OVERLAND PARK, KANSAS 66202 (913) 236-2000	COPY TO: GLEN J. HETTINGER HUGHES & LUCE, L.L.P. 1717 MAIN STREET, SUITE 2800 DALLAS, TEXAS 75201 (214) 939-5500
(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

7,204,622 SHARES

WADDELL & REED FINANCIAL, INC.

CLASS A COMMON STOCK

PROSPECTUS

July 12, 2004

PROSPECTUS

WADDELL & REED FINANCIAL, INC.

7,204,622 SHARES
CLASS A COMMON STOCK, $.01 PAR VALUE
ACQUIRED PURSUANT TO THE WADDELL & REED FINANCIAL, INC.
1998 EXECUTIVE DEFERRED COMPENSATION STOCK AWARD PLAN, AS AMENDED AND
RESTATED,
1998 NON-EMPLOYEE DIRECTOR STOCK AWARD PLAN, AS AMENDED AND
1998 STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED

        Our stockholders identified below under the caption "Selling Stockholders" may offer to sell up to 7,204,622 shares of our Class A common stock.

        We have already issued to the selling stockholders the shares being offered by the selling stockholders, or we will issue the shares being offered by the selling stockholders prior to the sale of the shares. This offering is not part of the original issuance of the shares of Class A common stock. We will not receive any of the proceeds from the selling stockholders' sale of their shares. The selling stockholders may offer the shares in transactions on the New York Stock Exchange (the "NYSE"), in negotiated transactions, or through a combination of these methods. The selling stockholders may offer the shares at prices relating to the prevailing market prices or at negotiated prices.

        Our Class A common stock is quoted on the NYSE under the symbol "WDR." On July 12, 2004 the last sale price of the Class A common stock, as reported on the NYSE, was $21.09 per share. Our principal executive offices are located at 6300 Lamar Avenue, Overland Park, Kansas 66202 (telephone number: (913) 236-2000).

        INVESTING IN THE CLASS A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

        The United States Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different from that contained in this Prospectus. The selling stockholders may offer to sell, and seek offers to buy, shares of Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the Class A common stock.

This Prospectus is dated July 12, 2004.

AVAILABLE INFORMATION

        We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance with that Act, file reports and other information with the United States Securities and Exchange Commission (the "SEC"). Reports, proxy statements, information statements, and other information may be inspected without charge at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549-1004 and at the following regional offices of the SEC: Northeast Regional Office, 233 Broadway, New York, New York 10279; and Midwest Regional Office, 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604. Copies of these filing materials may be obtained from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Information on the operation of the Public Reference Section is available by calling the SEC at 1-800-SEC-0330. Reports, proxy statements, information statements, and other information can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. The SEC maintains a Web site that contains information filed with the SEC. The SEC's Web site address is http://www.sec.gov.

        In addition, our Annual Report on Form 10-K for the year ended December 31, 2003 (without exhibits) is available via the Internet at our Web site (http://www.waddell.com). We intend to furnish our stockholders with annual reports containing audited financial statements and such other periodic reports as we may determine to furnish or as may be required by law.

        We have filed with the SEC a Registration Statement on Form S-8, with exhibits thereto (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Class A common stock offered by this Prospectus. This Prospectus does not contain all information set forth in the Registration Statement. Certain parts of the Registration Statement have been omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the Registration Statement which can be inspected at the public reference rooms at the offices of the SEC.

DOCUMENTS INCORPORATED BY REFERENCE

        We will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of that person, a copy of any or all of the documents incorporated by reference into this Prospectus (other than exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to:

Waddell & Reed Financial, Inc.
6300 Lamar Avenue
Overland Park, Kansas 66202
Attn: Secretary
(913) 236-2000

        The following documents previously filed with the SEC pursuant to the Securities Act and the Exchange Act are incorporated into this Prospectus by reference and are deemed a part of this Prospectus:

        (a)   Our Annual Report on Form 10-K for the year ended December 31, 2003;

        (b)   Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

        (c)   The description of our Class A common stock contained in our Registration Statement on Form 8-A, filed with the SEC on February 27, 1998, including any amendment or report filed for the purpose of updating such description; and

        (d)   All reports filed by us pursuant to Sections 13(a) or 15(d) of the Exchange Act, since the filing of the above referenced Form 8-A on February 27, 1998.

        All documents filed with the SEC by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering relating to this Prospectus will be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of those documents. Any statement incorporated or deemed to be incorporated by reference into this Prospectus will be deemed to be modified, replaced, or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document, that also is or is deemed to be incorporated by reference into this Prospectus modifies, replaces, or supersedes that statement. Any statement so modified, replaced, or superseded will be deemed, except as so modified, replaced or superseded, to constitute a part of this Prospectus.

THE COMPANY

        We were founded in 1937 and are the third oldest mutual fund complex in the United States, having introduced the United Group of Mutual Funds (now the Waddell & Reed Advisors Group of Mutual Funds) in 1940. We focus on selling investment products to middle income Americans through our sales force and select third party distributors. We are the exclusive underwriter and distributor of sixty- seven mutual fund portfolios. Twenty-one of these funds make up the Waddell & Reed Advisors Group of Mutual Funds, twelve make up Ivy Funds, Inc. (formerly W&R Funds, Inc.), sixteen make up W&R Target Funds, Inc., three make up Waddell & Reed InvestEd Portfolios, Inc., and five make up Ivy Funds (collectively, the "Funds"). We also distribute underwritten variable annuities and life insurance issued by Nationwide Financial Services, Inc. ("Nationwide") to our customers. We sell front-end loaded and contingent deferred sales charge mutual fund products.

        We are a Delaware corporation with our principal offices located at 6300 Lamar Avenue, Overland Park, Kansas 66202 (telephone number 913-236-2000).

RISK FACTORS

        You should carefully consider the following risk factors and warnings before making an investment decision. The risks described below are not the only ones that we face. Additional risks of which we do not yet know or that we currently think are immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected. In such case, the trading price of our Class A common stock could decline, and you may lose all or part of your investment. You should also refer to the other information set forth in this Prospectus.

        This Prospectus contains or incorporates by reference certain forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Those risks include, among others, those listed under the risk factors set forth below. In evaluating forward-looking statements, you should specifically consider various factors, including the risks outlined below. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these statements are only predictions and we cannot guarantee future results, levels of activity, performance, or achievements. Actual events or results may differ materially.

        In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "anticipates," "plans," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.

        Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this Prospectus in order to conform such statements to actual results.

WE ARE AT RISK OF LITIGATION, WHICH COULD RESULT IN SUBSTANTIAL COSTS TO US AND ADVERSELY IMPACT OUR EARNINGS.

        The Company announced on October 28, 2003 that it was recording a charge of $32 million ($21.5 million after tax) to recognize liabilities for estimated damages and legal costs in connection with the United Investors Life Insurance Company ("UILIC") litigation, the NASD sales practice exam, and ongoing disputes with former sales personnel, more fully discussed below. This charge included estimated damages and future legal costs assuming these matters are resolved in a manner that is unfavorable after exhausting all reasonable legal remedies. Actual damages for these litigation matters potentially could exceed our best estimate of damages for the litigation charge. These matters and other legal matters could result in additional costs to the Company and divert resources and management's attention from operations. Such additional costs and diversions could have an adverse impact on our business and results of operations.

  Alabama United Investors Litigation

        See Note 18 of the Notes to Consolidated Financial Statements of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for a history of this litigation.

        The retrial in this matter commenced on March 1, 2004 and ended on March 17, 2004. The three claims remanded for new trial were conversion, breach of contract alleging diversion of funds and fraudulent suppression regarding product development. The breach of contract claim was dismissed at trial before reaching the jury. The jury returned a verdict in the Company's favor on the fraudulent suppression claim. The jury returned a verdict in favor of United Investors against the Company and two of its subsidiaries on the conversion claim in the amount of $15 million in punitive damages for each defendant or a total of $45 million. The verdicts are separate and not joint and several. There was no award of any nominal or compensatory damages in favor of United Investors on the conversion claim. The trial court entered judgment on the verdict on March 19, 2004. The Company has filed post-judgment motions with the trial court seeking, among other things, judgment as a matter of law in the Company's favor or, in the alternative, a new trial. The Company has obtained a stay of execution on the judgment pending the filing of a notice of appeal with the Alabama Supreme Court. In the event this appeal may be necessary, a cash bond must be filed in the amount of 125 percent of the judgment (approximately $56.3 million) in order to stay execution on the judgment while the appeal is pending. Post-trial arguments occurred on June 25, 2004. If unsuccessful, the Company would be required to file its notice of appeal with the higher court and post the bond within 45 days of the denial of its post-trial motions.

  California United Investors Litigation

        See Note 18 of the Notes to Consolidated Financial Statements of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for a history of this litigation.

        On April 5, 2004 the Company filed a Demurrer with the Superior Court of the State of California to have the original complaint dismissed on grounds that United Investors has failed to state sufficient facts to constitute causes of action under California law.

        On May 3, 2004 the Superior Court agreed with the Company's position, sustained the Demurrer without leave to amend, and dismissed the case in its entirety. United Investors has filed its notice to appeal the granting of the demurer with the California Court of Appeals.

  Kansas Torchmark Corporation Litigation

        See Note 18 of the Notes to Consolidated Financial Statements of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for a history of this litigation. Trial is currently set for August 31, 2004.

          Arbitration

  Sawtelle Arbitration

        See Note 18 of the Notes to Consolidated Financial Statements of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for a history of this arbitration.

        On February 26, 2004 Sawtelle filed his notice of appeal regarding the vacating of the punitive damage award of $25 million by the New York Supreme Court. This notice was filed with the Appellate Division of the New York Supreme Court who originally vacated the punitive damages award in 2003. No schedule has been set for the appeals process.

  Washington Square Arbitration

        See Note 18 of the Notes to Consolidated Financial Statements of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for a history of this arbitration.

  NASD Enforcement Action

        See Note 18 of the Notes to Consolidated Financial Statements of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for a history of this enforcement action.

        The hearing for this Disciplinary Proceeding in front of the NASD (No. CAF040002) will commence on March 14, 2005 in Kansas City, Missouri.

  SEC/New York Attorney General

        During the third quarter of 2003, the Company received a subpoena from the New York Attorney General's office and requests for information from the Securities and Exchange Commission in regard to their investigations of late trading and market-timing transactions within the mutual fund industry. These requests and investigations are ongoing and the Company is continuing to cooperate fully.

WE COULD EXPERIENCE ADVERSE EFFECTS ON OUR REVENUES, PROFITS AND MARKET SHARE DUE TO STRONG COMPETITION FROM NUMEROUS AND SOMETIMES LARGER COMPANIES.

        We compete with stock brokerage firms, investment banking firms, insurance companies, banks, Internet investment sites, and other financial institutions and individual registered investment advisers. Many of these companies not only offer mutual fund investments and services but also offer an ever-increasing number of other financial products and services. Many of our competitors have more products and product lines, services, and brand recognition and may also have substantially greater assets under management. Many larger mutual fund complexes have developed relationships with brokerage houses with large distribution networks, which may enable those fund complexes to reach broader client bases. In recent years, there has been a trend of consolidation in the mutual fund industry resulting in stronger competitors with greater financial resources than us. There has also been a trend toward online Internet financial services. If existing or potential customers decide to invest with our competitors instead of with us, our market share, revenues, and income could decline.

THE TERMS OF OUR CREDIT FACILITY IMPOSE RESTRICTIONS ON OUR OPERATIONS THAT MAY ADVERSELY IMPACT OUR PROSPECTS AND THE OPERATIONS OF OUR BUSINESS. THERE ARE NO ASSURANCES WE WILL BE ABLE TO RAISE ADDITIONAL CAPITAL IF NEEDED WHICH COULD NEGATIVELY IMPACT OUR LIQUIDITY, PROSPECTS AND OPERATIONS.

        We have entered into a 364-day revolving credit facility with various lenders for a total of $200.0 million, whereby the lenders could, at their option upon our request, expand the facility to $300.0 million. In August 2000, we also began utilizing money market loans, which function similarly to commercial paper. At July 9, 2004, there was no balance outstanding under the line of credit and the outstanding balance related to the money market loans was $27.0 million. The terms and conditions of our revolving credit facility and the money market loans impose restrictions that affect, among other things, our ability to incur additional debt, make capital expenditures and acquisitions, merge, sell assets, pay dividends, and create or incur liens. Our ability to comply with the financial covenants set forth in the credit facility can be affected by events beyond our control and there can be no assurance that we will achieve operating results that will comply with such terms and conditions, a breach of which could result in a default under the credit facility. In the event of a default, the banks could elect to declare the outstanding principal amount of our credit facility, all interest thereon, and all other amounts payable under our credit facility to be immediately due and payable.

        Our ability to meet our cash needs and satisfy our debt obligations will depend upon our future operating performance, asset values, perception of our creditworthiness, and indirectly, the market value of our stock. These factors will be affected by prevailing economic, financial and business conditions and other circumstances, some of which are beyond our control. We anticipate that borrowings from our existing credit facility or its refinancing, money market loans, and/or cash provided by operating activities will provide sufficient funds to finance our business plans, meet our operating expenses, and service our debt obligations as they become due. However, in the event that we require additional capital, there can be no assurance that we will be able to raise such capital when needed or on satisfactory terms, if at all, and there can be no assurance that we will be able to refinance our credit facility upon its maturity or on favorable terms. If we are unable to raise capital or obtain financing, we may be forced to incur unanticipated costs or revise our business plan.

REGULATORY RISK IS SUBSTANTIAL IN OUR BUSINESS. NON-COMPLIANCE WITH REGULATIONS OR CHANGES IN REGULATIONS COULD HAVE A SIGNIFICANT IMPACT ON THE CONDUCT OF OUR BUSINESS AND OUR PROSPECTS, REVENUES AND EARNINGS.

        Our investment management business is heavily regulated, primarily at the Federal level. Noncompliance with applicable laws or regulations could result in sanctions being levied against us, including fines and censures, suspension or expulsion from a certain jurisdiction or market, or the revocation of licenses. Noncompliance with applicable laws or regulations could adversely affect our reputation, prospects, revenues, and earnings. In addition, changes in current legal, regulatory, accounting, tax, compliance requirements or in governmental policies could adversely affect our operations, revenues, and earnings by increasing expenses and reducing investor interest in certain products offered by the Company, among other things.

THERE ARE NO ASSURANCES THAT WE WILL PAY FUTURE DIVIDENDS, WHICH COULD ADVERSELY AFFECT OUR STOCK PRICE.

        Our Board of Directors currently intends to continue to declare quarterly dividends on our Class A common stock; however, the declaration and payment of dividends is subject to the discretion of our Board. Any determination as to the payment of dividends, as well as the level of such dividends, will depend on, among other things, general economic and business conditions, our strategic plans, our financial results and condition, and contractual, legal, and regulatory restrictions on the payment of dividends by us or our subsidiaries. We are a holding company and, as such, our ability to pay dividends is subject to the ability of our subsidiaries to provide us with cash. There can be no assurance that the current quarterly dividend level will be maintained or that we will pay any dividends in any future period(s). Any change in the level of our dividends or the suspension of the payment thereof could adversely affect our stock price.

OUR ABILITY TO HIRE AND RETAIN KEY PERSONNEL AND FINANCIAL ADVISORS IS SIGNIFICANT TO OUR SUCCESS AND GROWTH.

        Our continued success depends to a substantial degree on our ability to attract and retain qualified personnel to conduct our fund management and investment advisory business. The market for qualified fund managers, investment analysts, and financial advisors is extremely competitive. We are dependent on Waddell & Reed Advisors and select wholesale distributors to sell our mutual funds and other investment products. Our growth prospects will be directly affected by the quality, quantity, and productivity of financial advisors we are able to successfully recruit and retain. There can be no assurances that we will be successful in our efforts to recruit and retain the required personnel.

THERE MAY BE ADVERSE EFFECTS ON OUR REVENUES AND EARNINGS IF OUR FUNDS' PERFORMANCE DECLINES.

        Success in the investment management and mutual fund businesses is dependent on the investment performance of client accounts relative to market conditions and the performance of competing funds. Good relative performance stimulates sales of the Funds' shares and tends to keep redemptions low. Sales of the Funds' shares in turn generate higher management fees and distribution revenues. Good relative performance also attracts institutional and separate accounts. Conversely, poor relative performance results in decreased sales, increased redemptions of the Funds' shares and the loss of institutional and separate accounts, resulting in decreases in revenues. Failure of our Funds to perform well could, therefore, have a material adverse effect on our revenues and earnings.

OUR REVENUES, EARNINGS, AND PROSPECTS COULD BE ADVERSELY AFFECTED IF THE SECURITIES MARKETS CONTINUE TO DECLINE.

        Our results of operations are affected by certain economic factors, including the level of the securities markets. These adverse economic factors may be exacerbated by war or terrorism. As a result of the significant declines in the securities markets and highly publicized financial scandals during 2002 and 2001 and the market-timing and late trading issues within the mutual fund industry during 2003 and 2004, investors have exhibited concerns over the integrity of the U.S. financial markets. The existence of adverse market conditions and lack of investor confidence, together with uncertainty surrounding terrorist threats and geopolitical tensions could result in investors withdrawing from the markets or decreasing their rate of investment, either of which could adversely affect our revenues, earnings, and growth prospects. Because our revenues are, to a large extent, investment management fees based on the value of assets under management, a decline in the value of these assets adversely affects our revenues. Our growth is dependent to a significant degree upon our ability to attract and retain mutual fund assets, and in an adverse economic environment, this may prove difficult. Our growth rate has varied from year to year and there can be no assurance that the average growth rates sustained in the recent past will continue. The combination of adverse markets reducing sales and investment management fees could compound on each other and materially affect earnings. Adverse conditions in the U.S. domestic stock market are particularly material to us due to high concentration of assets under management in that market.

SYSTEMS FAILURE MAY DISRUPT OUR BUSINESS AND RESULT IN FINANCIAL LOSS AND LIABILITY TO OUR CLIENTS.

        Our business is highly dependent on communications and information systems, including our mutual fund transfer agency system maintained by a third-party service provider. We are highly dependent on our ability to process a large number of transactions on a daily basis and the proper functioning of computer systems of third parties. We rely heavily on financial, accounting, and other data processing systems. If any of these systems do not function properly, we could suffer financial loss, business disruption, liability to clients, regulatory intervention or damage to our reputation. If our systems are unable to accommodate an increasing volume of transactions, our ability to expand could be affected. Although we have back-up systems in place, we cannot be sure that any systems failure or interruption, whether caused by a fire, other natural disaster, power or telecommunications failure, acts of terrorism/war or otherwise will not occur, or that back-up procedures and capabilities in the event of any failure or interruption will be adequate.

POTENTIAL MISUSE OF FUNDS AND INFORMATION IN THE POSSESSION OF OUR EMPLOYEES AND/OR FINANCIAL ADVISORS COULD RESULT IN LIABILITY TO OUR CLIENTS AND SUBJECT US TO REGULATORY SANCTIONS.

        Our financial advisors handle a significant amount of funds for our clients as well as financial and personal information. Although we have implemented a system of controls to minimize the risk of fraudulent taking or misuse of funds and information, there can be no assurance that our controls will be adequate or that a taking or misuse by our employees and/or financial advisors, can be prevented. We could have liability in the event of a taking or misuse by our employees and/or financial advisors and we could also be subject to regulatory sanctions. Although we believe that we have adequately insured against these risks, there can be no assurance that our insurance will be maintained or that it will be adequate to meet any future liability.

THERE MAY BE AN ADVERSE EFFECT ON OUR REVENUES AND PROFITS IF OUR INVESTORS REMOVE THE ASSETS WE MANAGE ON SHORT NOTICE.

        A majority of our revenues are derived from investment management agreements with our Funds that, as required by law, are terminable on 60 days' notice. Each investment management agreement must be approved and renewed annually by the disinterested members of each Fund's board or its shareholders, as required by law. Some of these investment management agreements may be terminated or may not be renewed, and new agreements may be unavailable. In addition, mutual fund investors may redeem their investments in the Funds at any time without any prior notice. Investors can terminate their relationship with us, reduce the aggregate amount of assets under management, or shift their funds to other types of accounts with different rate structures for any number of reasons, including investment performance, changes in prevailing interest rates, and financial market performance. The decrease in revenues that could result from any such event could have a material adverse effect on our business.

OUR STOCKHOLDERS RIGHTS PLAN COULD DETER TAKEOVER ATTEMPTS WHICH SOME OF OUR STOCKHOLDERS MAY BELIEVE TO BE IN THEIR BEST INTEREST.

        Under certain conditions, the rights under our stockholders rights plan entitle the holders of such rights to receive shares of our Class A common stock having a value equal to two times the exercise price of the right. The rights are attached to each share of our outstanding Class A common stock and generally are exercisable only if a person or group acquires 15% or more of the voting power represented by our Class A common stock. Our stockholders rights plan could impede the completion of a merger, tender offer, or other takeover attempt even though some or a majority of our stockholders might believe that a merger, tender offer, or takeover is in their best interests, and even if such a transaction could result in our stockholders receiving a premium for their shares of our stock over the then current market price of our stock.

PROVISIONS OF OUR ORGANIZATIONAL DOCUMENTS COULD DETER TAKEOVER ATTEMPTS WHICH SOME OF OUR STOCKHOLDERS MAY BELIEVE TO BE IN THEIR BEST INTEREST.

        Under our Certificate of Incorporation, our Board has the authority, without action by our stockholders, to fix certain terms and issue shares of our Preferred Stock, par value $1.00 per share. Actions of our Board pursuant to this authority may have the effect of delaying, deterring, or preventing a change in control of the Company. Other provisions in our Certificate of Incorporation and in our Bylaws impose procedural and other requirements that could be deemed to have anti-takeover effects, including replacing incumbent directors. Our Board is divided into three classes, each of which is to serve for a staggered three-year term after the initial classification and election, and incumbent directors may not be removed without cause, all of which may make it more difficult for a third party to gain control of our Board. In addition, as a Delaware corporation we are subject to Section 203 of the Delaware General Corporation Law. With certain exceptions, Section 203 imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our voting stock.

WE MAY HAVE DIFFICULTY EXECUTING OUR ACQUISITION STRATEGY OR INTEGRATING OUR ACQUIRED COMPANIES, WHICH COULD NEGATIVELY IMPACT OUR GROWTH AND PROFITS.

        Our business strategy continues to contemplate our selective pursuit of acquisitions and alliances that will add new products or alternative distribution systems to accelerate earnings growth. There can be no assurance that we will continue to find suitable acquisition candidates at acceptable prices, have sufficient capital resources to realize our acquisition strategy or be successful in entering into definitive agreements for desired acquisitions. In addition, we may not be successful in the integration of acquired companies. An acquisition may not prove to add new products or distribution systems or otherwise be advantageous to us.

OUR HOLDING COMPANY STRUCTURE RESULTS IN STRUCTURAL SUBORDINATION AND MAY AFFECT OUR ABILITY TO FUND OUR OPERATIONS AND MAKE PAYMENTS ON OUR DEBT.

        We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including $200.0 million of our senior notes, is dependent upon the earnings of our subsidiaries, and we are dependent on the distribution of earnings, loans, or other payments by our subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on our debt or provide us with funds for our payment obligations, whether by dividends, distributions, loans, or other payments. In addition, any payment of dividends, distributions, loans, or advances to us by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of our debt to participate in those assets, would be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

SELLING STOCKHOLDERS

        The table below sets forth information with respect to the beneficial ownership of the Class A common stock of Waddell & Reed Financial, Inc. by the selling stockholders immediately prior to this offering. Of the selling stockholders, only Keith A. Tucker and Henry J. Herrmann own or have the right to acquire through exercise of stock options, on the date hereof, in excess of one percent of the outstanding Class A common stock. All information with respect to beneficial ownership has been furnished by the selling stockholders. The number of shares which may be sold by each selling stockholder from time to time will be updated in supplements to this Prospectus, which will be filed with the SEC in accordance with Rule 424(b) of the Securities Act.

Name	Relationship to Waddell & Reed Financial, Inc.	Class A Common Stock Owned as of July 12, 2004 (1)	Shares to Be Sold(2)
Keith A. Tucker	Chairman of the Board, Chief Executive Officer and Director	3,910,718	270,000
197,604
625,367
203,244
406,488
511,212
698,534
246,150
139,500
431,665
216,000
107,913
54,744
103,821
222,000
891,430
100,193
28,349
200,000
71,043
80,461
68,662
10,293
12,080
17,667
31,360
50,380
19,076
112,188
27,863
108,007
16,191
			63,172	(3) (4) (5) (6) (7) (8) (9) (10) (11) (12) (13) (14) (25) (26) (27) (28) (29) (30) (31) (33) (34) (35) (36) (37) (38) (39) (42) (43) (44) (45) (46) (47) (48)

Henry J. Herrmann	President, Chief Investment Officer and Director	1,502,990	516,900 49,401 137,580 60,974 112,566 389,603 184,650 209,250 377,501 162,000 80,934 53,871 155,313 51,671 7,746 18,315 4,454	(3) (4) (5) (6) (7) (9) (10) (11) (12) (13) (14) (33) (34) (35) (36) (37) (38)
Alan W. Kosloff	Director	10,840	0
Dennis E. Logue	Director	12,445	0
James M. Raines	Director	27,755	4,500 4,500 14,220 12,072 15,000 18,461	(15) (16) (18) (19) (22) (23)
Ronald C. Reimer	Director	13,296	11,371	(32)
William L. Rogers	Director	50,090	4,500 4,500 16,400 13,998 12,420 15,000	(15) (16) (17) (19) (20) (21)
Jerry W. Walton	Director	24,159	0
Thomas W. Butch	Senior Vice President and Chief Marketing Officer	89,932	15,000 4,785	(13) (35)
Daniel P. Connealy	Senior Vice President and Chief Financial Officer	6,000	0
Daniel C. Schulte	Senior Vice President, General Counsel and Assistant Secretary	62,642	2,250 3,000	(10) (13)
Michael D. Strohm	Senior Vice President and Chief Operations Officer	166,583	25,200 15,635 2,189 11,250 1,517 45,000 15,635 6,579 7,200 1,752 607	(3) (7) (9) (10) (12) (13) (24) (33) (34) (40) (41)

John E. Sundeen, Jr.	Senior Vice President and Treasurer	250,881	87,150 25,014 11,256 60,000 12,698 60,000 18,761	(3) (7) (9) (10) (12) (13) (24)
Robert J. Williams, Jr.	Senior Vice President and National Sales Manager	230,331	92,700 25,014 40,500 1,145 40,500 11,816 20,230	(3) (7) (10) (12) (13) (33) (34)
Mark A. Schieber	Vice President and Controller	7,224	1,500 227	(13) (35)

(1)
In each case, the indicated number of shares of Class A common stock include both the number of shares held on the date indicated and the number of shares issuable upon exercise of stock options held by the selling stockholder within the next sixty days. Indirect beneficial ownership includes shares (a) owned by the director, executive officer or spouse as trustee of a trust or executor of an estate, (b) held in a family limited partnership, limited liability company or personal corporation for which the director or executive officer has a beneficial interest, or (c) owned by the director or executive officer in a retirement plan. Indirect beneficial ownership excludes shares held in the account of Messrs. Keith A. Tucker, Thomas W. Butch, Mark A. Schieber and Michael D. Strohm in our 401(k) and Thrift Plan unitized stock fund. Indirect beneficial ownership for Mr. Tucker includes 1,680,934 shares owned by a personal corporation, 75,000 shares owned by a revocable trust, 1,919,384 shares subject to currently exercisable options owned by a revocable trust, 200,000 shares held in a family limited partnership for which Mr. Tucker serves as the sole general partner and 35,400 shares in Mr. Tucker's IRA. Mr. Tucker disclaims beneficial ownership as to the shares owned by the limited partnership except to the extent of his pecuniary interest therein. Indirect beneficial ownership for Mr. Herrmann includes 848,652 shares owned by a revocable trust, 94,000 shares owned by a family limited liability company, 31,500 shares owned by his spouse's revocable trust and 528,838 shares subject to currently exercisable options owned by a revocable trust.

(2)
Assumes all the shares of Class A common stock that may be offered are sold.

(3)
These options were granted March 4, 1998 pursuant to the Stock Incentive Plan, as amended and restated (the "SI Plan"). These options are exercisable in three increments of 33.33% each commencing on March 4, 2000 and on each of the two anniversaries thereafter and expire on March 5, 2008. Of these options, Messrs. Tucker, Herrmann, Sundeen and Williams exercised options to purchase 90,000; 172,300; 20,148 and 515 shares, respectively, on August 1, 2000. Further, of these options, Messrs. Tucker, Herrmann, Sundeen and Williams exercised options to purchase 90,000; 172,300; 37,952 and 23,227 shares, respectively, on August 1, 2001. Further, of these options, Messrs. Tucker, Herrmann, Strohm and Williams exercised options to purchase 90,000; 172,300; 7,974 and 22,441 shares, respectively, on August 1, 2002.

(4)
These options were granted March 4, 1998 pursuant to the 1998 Executive Deferred Compensation Stock Option Plan, as amended and restated (the "EDC Plan"). These options are exercisable in ten increments of 10% each commencing on March 4, 1999 and on each of the nine anniversaries thereafter and expire on March 3, 2009. Of these options, Messrs. Tucker and Herrmann exercised options to purchase 39,522 and 9,881 shares, respectively, on August 1, 2000. Further, of these options, Messrs. Tucker and Herrmann exercised options to purchase 19,761 and 4,940 shares, respectively, on August 1, 2001. Further, of these options, Messrs. Tucker and Herrmann exercised options to purchase 19,761 and 4,940 shares, respectively, on August 1, 2002. Further, of these options, Mr. Tucker exercised options to purchase 19,760 shares on August 1, 2003.

(5)
These options were granted November 6, 1998 pursuant to the SI Plan in conjunction with our spin-off from Torchmark Corporation ("TMK"). These options were exercisable in two increments of 50% each on November 6, 1998 and December 20, 1998 and were exercised on August 2, 1999.

(6)
These options were granted November 6, 1998 pursuant to the SI Plan in conjunction with our spin-off from TMK. These options were immediately exercisable and were exercised on August 2, 1999.

(7)
These options were granted November 6, 1998 pursuant to the SI Plan in conjunction with our spin-off from TMK. These options were exercisable in two increments of 50% each on December 16, 1998 and December 16, 1999 and expire on December 17, 2006. Of these options, Messrs. Tucker, Herrmann and Williams exercised options to purchase 25,511; 56,283 and 1,580 shares, respectively, on August 2, 1999. Further, of these options, Messrs. Tucker, Herrmann, Sundeen and Williams exercised options to purchase 380,977; 56,283; 25,014 and 23,434 shares respectively, on August 1, 2000. Further, of these options, Mr. Strohm exercised options to purchase 14,678 and 957 shares on August 1, 2001 and August 1, 2002, respectively.

(8)
These options were granted November 6, 1998 pursuant to the EDC Plan in connection with our spin-off from TMK. These options are exercisable in ten increments of 10% each commencing on January 31, 1998 and on each of the nine anniversaries thereafter and expire on January 30, 2008. Of these options, options to purchase 153,356; 51,121; 51,121 and 51,121 shares were exercised on August 1, 2000, 2001, 2002 and 2003, respectively.

(9)
These options were granted November 6, 1998 pursuant to the SI Plan in connection with our spin-off from TMK, were immediately exercisable and expire on September 26, 2007. Of these options, Mr. Herrmann exercised options to purchase 233,183 shares on August 2, 1999. Further, of these options, Messrs. Tucker, Herrmann and Sundeen exercised options to purchase 698,534; 156,420 and 11,256 shares, respectively, on August 1, 2000. Further, of these options, Mr. Strohm exercised options to purchase 2,189 shares on August 1, 2002.

(10)
These options were granted December 16, 1998 pursuant to the SI Plan. These options are exercisable in three increments of 33.33% each commencing on December 16, 2000 and on the two anniversaries thereafter and expire on December 17, 2008. Of these options, Messrs. Tucker, Herrmann, Sundeen, Williams and Schulte exercised options to purchase 82,050; 61,550; 20,000; 13,500 and 630 shares, respectively, on August 1, 2001. Further, of these options, Mr. Schulte exercised options to purchase 870 shares on February 5, 2002. Further, of these options, Messrs. Tucker, Herrmann, Strohm and Williams exercised options to purchase 82,050; 61,550; 7,500 and 13,500 shares, respectively, on August 1, 2002. Further, of these options, Mr. Tucker exercised options to purchase 82,050 shares on August 1, 2003. Further, of these options, Mr. Schulte exercised options to purchase 750 shares on August 18, 2003.

(11)
These options were granted December 16, 1998 pursuant to the EDC Plan. These options are exercisable in ten increments of 10% each commencing on December 16, 1999 and on each of the nine anniversaries thereafter and expire on December 15, 2009. Of these options, Messrs. Tucker and Herrmann exercised options to purchase 13,950 and 20,925 shares, respectively, on August 1, 2000, 2001 and 2002, respectively. Further, of these options, Mr. Tucker exercised options to purchase 13,950 shares on August 1, 2003.

(12)
These options were granted August 2, 1999 pursuant to the SI Plan, became exercisable on February 2, 2000 and expire on August 3, 2009. Of these options, Messrs. Tucker and Herrmann exercised options to purchase 400,306 and 377,501 shares, respectively, on August 1, 2000. Further, of these options, Messrs. Tucker and Sundeen exercised options to purchase 31,359 and 12,698 shares, respectively, on August 1, 2001.

(13)
These options were granted December 10, 1999 pursuant to the SI Plan. These options are exercisable in three increments of 33.33% each commencing on December 10, 2001 and on each of the two anniversaries thereafter and expire on December 11, 2009. Of these options, Mr. Schulte exercised options to purchase 1,000 shares on February 5, 2002. Further, of these options, Messrs. Tucker, Herrmann, Butch and Schieber exercised options to purchase 72,000; 54,000; 5,000 and 235 shares, respectively, on August 1, 2002. Further, of these options, Mr. Tucker exercised options to purchase 72,000 shares on August 1, 2003. Further, of these options, Mr. Schulte exercised options to purchase 1,000 shares on August 18, 2003.

(14)
These options were granted December 10, 1999 pursuant to the SI Plan. These options are exercisable in ten increments of 10% each commencing on December 10, 2000 and on each of the nine anniversaries thereafter and expire on December 9, 2010. Of these options, Messrs. Tucker and Herrmann exercised options to purchase 10,792 and 8,094 shares, respectively, on August 1, 2001. Further, of these options, Messrs. Tucker and Herrmann exercised options to purchase 10,792 and 8,094 shares, respectively, on August 1, 2002. Of these options, Mr. Tucker exercised options to purchase 10,792 shares on August 1, 2003.

(15)
These options were granted January 4, 1999 pursuant to the SI Plan, became exercisable on July 4, 1999 and expire on January 5, 2009. Of these options, Mr. Rogers exercised options to purchase 4,500 shares on August 1, 2000 and Mr. Raines exercised options to purchase 1,279; 1,000 and 2,221 shares on December 6, 2000, December 12, 2000 and December 18, 2000, respectively.

(16)
These options were granted January 3, 2000 pursuant to the SI Plan, became exercisable on July 3, 2000 and expire on January 4, 2010. Of these options, Mr. Rogers exercised options to purchase 2,571 shares on August 1, 2000 and Mr. Raines exercised options to purchase 1,000; 2,000 and 1,500 shares on December 12, 2000, December 15, 2000 and December 18, 2000, respectively.

(17)
These options were granted April 23, 1998 pursuant to the 1998 Non-Employee Director Stock Option Plan, as amended (the "NED Plan"). These options are exercisable in ten annual increments of 10% each commencing on April 23, 1999 and on each of the nine anniversaries thereafter and expire on April 22, 2009. Of these options, options to purchase 3,280 shares were exercised on August 1, 2000.

(18)
These options were granted January 4, 1999 pursuant to the NED Plan. These options are exercisable in ten annual increments of 10% each commencing on January 4, 2000 and on each of the nine anniversaries thereafter and expire on January 3, 2010. Of these options, options to purchase 1,422 and 738 shares were exercised on December 6, 2000 and August 1, 2001, respectively.

(19)
These options were granted January 3, 2000 pursuant to the NED Plan. These options are exercisable in ten annual increments of 10% each commencing on January 3, 2001 and on each of the nine anniversaries thereafter and expire on January 2, 2011.

(20)
These options were granted December 23, 1999 pursuant to the NED Plan. These options are exercisable in ten annual increments of 10% each commencing on December 23, 2000 and on each of the nine anniversaries thereafter and expire on December 22, 2010.

(21)
These options were granted April 15, 1998 pursuant to the SI Plan. These options are exercisable in three increments of 33.33% each commencing on March 4, 2000 and on each of the two anniversaries thereafter and expire on April 16, 2008. Of these options, options to purchase 5,000 shares were exercised on August 1, 2000.

(22)
These options were granted July 22, 1998 pursuant to the SI Plan. These options are exercisable in three increments of 33.33% each commencing on March 4, 2000 and on each of the two anniversaries thereafter and expire on July 23, 2008. Of these options, options to purchase 1,547; 3,453; 5,000 and 5,000 shares were exercised on August 1, 2000, December 6, 2000, August 1, 2001 and February 9, 2004, respectively.

(23)
These options were granted August 5, 1998 pursuant to the NED Plan. These options are exercisable in ten annual increments of 10% each commencing on August 5, 1999 and on each of the nine anniversaries thereafter and expire on August 4, 2009. Of these options, options to purchase 1,847; 1,846; 2,000 and 3,538 shares were exercised on August 1, 2000, December 6, 2000, November 14, 2003 and November 21, 2003, respectively.

(24)
These options were granted November 6, 1998 pursuant to the SI Plan in conjunction with our spin-off from TMK, were exercisable in two increments of 50% each on November 6, 1998 and December 20, 1998 and expire on December 21, 2005. Of these options, Messrs. Sundeen and Strohm each exercised options to purchase 18,342 and 2,186 shares, respectively, on August 2, 1999. Further, of these options, Messrs. Sundeen and Strohm exercised options to purchase 419 and 7,763 shares, respectively, on August 1, 2000. Further, of these options, Mr. Strohm exercised options to purchase 5,686 shares on August 1, 2001.

(25)
These options were granted December 6, 2000 pursuant to the EDC Plan. These options are exercisable in ten increments of 10% each commencing on December 6, 2001 and on each of the nine anniversaries thereafter and expire on December 5, 2011.

(26)
These options were granted August 1, 2000 pursuant to the EDC Plan, became exercisable on February 1, 2001 and expire August 2, 2010.

(27)
These options were granted December 6, 2000 pursuant to the SI Plan. These options are exercisable in three increments of 33.33% each commencing on December 6, 2002 and on each of the two anniversaries thereafter and expire on December 7, 2010.

(28)
These options were granted August 1, 2000 pursuant to the SI Plan, became exercisable February 1, 2001 and expire on August 2, 2010.

(29)
These options were granted August 1, 2001 pursuant to the SI Plan, became exercisable February 1, 2002 and expire on August 2, 2011.

(30)
These options were granted August 1, 2001 pursuant to the EDC Plan, became exercisable February 1, 2002 and expire on August 2, 2011.

(31)
These options were granted December 3, 2001 pursuant to the SI Plan. These options are exercisable in three increments of 33.33% each commencing on December 3, 2003 and on each of the two anniversaries thereafter and expire on December 4, 2011.

(32)
These options were granted July 3, 2002 pursuant to the NED Plan. These options are exercisable in ten increments of 10% each commencing on July 3, 2003 and on each of the nine anniversaries thereafter and expire on July 2, 2013.

(33)
These options were granted August 1, 2002 pursuant to the SI Plan, became exercisable February 1, 2003 and expire on December 17, 2008. Of these options, Mr. Tucker exercised options to purchase 71,043 shares on August 1, 2003.

(34)
These options were granted August 1, 2002 pursuant to the SI Plan, became exercisable February 1, 2003 and expire on March 5, 2008. Of these options, Mr. Tucker exercised options to purchase 80,461 shares on August 1, 2003.

(35)
These options were granted August 1, 2002 pursuant to the SI Plan, became exercisable February 1, 2003 and expire on December 11, 2009. Of these options, Mr. Tucker exercised options to purchase 68,662 shares on August 1, 2003.

(36)
These options were granted August 1, 2002 pursuant to the SI Plan, became exercisable February 1, 2003 and expire on December 9, 2010. Of these options, Mr. Tucker exercised options to purchase 10,293 shares on August 1, 2003.

(37)
These options were granted August 1, 2002 pursuant to the EDC Plan, became exercisable February 1, 2003 and expire on December 15, 2009. Of these options, Mr. Tucker exercised options to purchase 12,080 shares on August 1, 2003.

(38)
These options were granted August 1, 2002 pursuant to the EDC Plan, became exercisable February 1, 2003 and expire on March 3, 2009. Of these options, Mr. Tucker exercised options to purchase 17,667 shares on August 1, 2003.

(39)
These options were granted August 1, 2002 pursuant to the EDC Plan, became exercisable February 1, 2003 and expire on January 30, 2008. Of these options, Mr. Tucker exercised options to purchase 31,360 shares on August 1, 2003.

(40)
These options were granted August 1, 2002 pursuant to the SI Plan, became exercisable February 1, 2003 and expire on September 26, 2007.

(41)
These options were granted August 1, 2002 pursuant to the SI Plan, became exercisable February 1, 2003 and expire on December 17, 2006.

(42)
These options were granted August 1, 2003 pursuant to the EDC Plan, become exercisable February 1, 2004 and expire on January 30, 2008.

(43)
These options were granted August 1, 2003 pursuant to the EDC Plan, become exercisable February 1, 2004 and expire on December 15, 2009.

(44)
These options were granted August 1, 2003 pursuant to the SI Plan, become exercisable February 1, 2004 and expire on December 17, 2008.

(45)
These options were granted August 1, 2003 pursuant to the EDC Plan, become exercisable February 1, 2004 and expire on March 3, 2009.

(46)
These options were granted August 1, 2003 pursuant to the SI Plan, become exercisable February 1, 2004 and expire on December 11, 2009.

(47)
These options were granted August 1, 2003 pursuant to the SI Plan, become exercisable February 1, 2004 and expire on December 9, 2010.

(48)
These options were granted August 1, 2003 pursuant to the SI Plan, become exercisable February 1, 2004 and expire on March 5, 2008.

PLAN OF DISTRIBUTION

        The Class A common stock being offered by the selling stockholders pursuant to this Prospectus may be sold from time to time by the selling stockholders, or by pledgees, donees, transferees, or other successors in interest, regardless of whether such successors in interest are successors in interest with respect to the shares being offered. Such sales may be made on one or more exchanges, in the over-the-counter markets, or otherwise, at prices and on terms then prevailing, at prices related to the then-current market price of the Class A common stock, or in negotiated transactions. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Act may be sold under such rule rather than pursuant to this Prospectus.

        In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling stockholders in amounts to be negotiated immediately prior to the sale. The selling stockholders and agents who execute orders on their behalf may be deemed to be underwriters as that term is defined in Section 2(11) of the Securities Act and a portion of any proceeds or sales discounts, commissions, or other compensation may be deemed to be underwriting compensation for purposes of that Act.

USE OF PROCEEDS

        We will not receive any proceeds from this offering.

LEGAL MATTERS

        The validity of the shares of Class A common stock offered by this Prospectus has been passed upon for us by Hughes & Luce, L.L.P., Dallas, Texas.

EXPERTS

        Our Consolidated Financial Statements as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003 have been incorporated by reference into this Prospectus and the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report refers to a change in the method of accounting for goodwill and other intangible assets in 2002.

INDEMNIFICATION

        Our Certificate of Incorporation provides that each person who was or is threatened to be made a party to or is involved in any action, suit or proceeding by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was one of our directors or officers or is or was serving at our request as a director or officer of another company, partnership, joint venture, trust, or other enterprise, will be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law as the same exists or may be amended after the date of this Prospectus (but, in the case of any amendment, only to the extent that amendment permits us to provide broader indemnification rights than the Delaware General Corporation Law permitted us to provide prior to that amendment), against all expense, liability, and loss reasonably incurred or suffered by that person in connection therewith and that indemnification will continue as to a person who has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors, and administrators.

        The Delaware General Corporation Law permits Delaware corporations to include in their certificates of incorporation a provision eliminating or limiting director liability for monetary damages arising from breaches of their fiduciary duty. The only limitations imposed under the statute are that the provision may not eliminate or limit a director's liability: (i) for breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or involving intentional misconduct or known violations of law; (iii) for the payment of unlawful dividends or unlawful stock purchases or redemptions; or (iv) for transactions in which the director received an improper personal benefit. In addition, directors and officers are insured, at our expense, against certain liabilities which might arise out of their employment.

        Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a director, officer, employee, or agent of the corporation against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee, or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue, or matter as to which that person has been adjudged to be liable to the corporation unless a court finds that, in view of all the circumstances of the case, that person is fairly and reasonably entitled to indemnity for those expenses as the court deems proper.

        Insofar as indemnification for liability arising under the Securities Act may be permitted to our directors or officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents heretofore filed with the United States Securities and Exchange Commission (the "SEC") by Waddell & Reed Financial, Inc. (the "Registrant," the "Company" or "we") are incorporated by reference into this Registration Statement:

        (a)   The Registrant's Annual Report on Form 10-K for the year ended December 31, 2003;

        (b)   The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

        (c)   The description of the Registrant's Class A common stock contained in our Registration Statement on Form 8-A, filed with the SEC on February 27, 1998, including any amendment or report filed for the purpose of updating such description; and

        (d)   All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of the filing of the initial Registration Statement and any amendments thereto and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

        Any statement contained in an Incorporated Document shall be deemed to be modified, replaced or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies, replaces or supersedes such statement. Any statement so modified, replaced or superseded shall not be deemed, except as so modified, replaced or superseded, to constitute a part of this Registration Statement.

        All documents filed with the SEC by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering relating to this Prospectus will be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of those documents. Any statement incorporated or deemed to be incorporated by reference into this Prospectus will be deemed to be modified, replaced, or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document, that also is or is deemed to be incorporated by reference into this Prospectus modifies, replaces, or supersedes that statement. Any statement so modified, replaced, or superseded will be deemed, except as so modified, replaced or superseded, to constitute a part of this Prospectus.

ITEM 4.    DESCRIPTION OF SECURITIES.

        Not applicable.

ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Not applicable.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Our Certificate of Incorporation provides that each person who was or is threatened to be made a party to or is involved in any action, suit or proceeding by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was one of our directors or officers or is or was serving at our request as a director or officer of another company, partnership, joint venture, trust, or other enterprise, will be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law as the same exists or may be amended after the date of this Prospectus (but, in the case of any amendment, only to the extent that amendment permits us to provide broader indemnification rights than the Delaware General Corporation Law permitted us to provide prior to that amendment), against all expense, liability, and loss reasonably incurred or suffered by that person in connection therewith and that indemnification will continue as to a person who has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors, and administrators.

        The Delaware General Corporation Law permits Delaware corporations to include in their certificates of incorporation a provision eliminating or limiting director liability for monetary damages arising from breaches of their fiduciary duty. The only limitations imposed under the statute are that the provision may not eliminate or limit a director's liability: (i) for breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or involving intentional misconduct or known violations of law; (iii) for the payment of unlawful dividends or unlawful stock purchases or redemptions; or (iv) for transactions in which the director received an improper personal benefit. In addition, directors and officers are insured, at the Registrant's expense, against certain liabilities which might arise out of their employment.

        Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a director, officer, employee, or agent of the corporation against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee, or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue, or matter as to which that person has been adjudged to be liable to the corporation unless a court finds that, in view of all the circumstances of the case, that person is fairly and reasonably entitled to indemnity for those expenses as the court deems proper.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

ITEM 8.    EXHIBITS.

Exhibit Number	Description
4.1	Specimen of Stock Certificate (filed as Exhibit 4.1 to the Company's Registration Statement on Form S-1 (Commission File No. 333-43687) and incorporated herein by reference).
4.2	1998 Non-Employee Director Stock Option Plan (filed as Exhibit 10.9 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 and incorporated herein by reference).
4.3
First Amendment to 1998 Non-Employee Director Stock Option Plan (filed as Exhibit 10.23 to the Company's Annual Report on Form 10-K for the year ended December 31, 1999 and incorporated herein by reference).
4.4
Second Amendment to 1998 Non-Employee Director Stock Option Plan (filed as Exhibit 10.7 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated herein by reference).
4.5	Form of Option Exchange Mailing Documents (filed as Exhibit 4.5 to the Company's Registration Statement on Form S-8 (Commission File No. 333-65827) and incorporated herein by reference).
4.6
1998 Executive Deferred Compensation Stock Option Plan, as Amended and Restated (filed as Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 and incorporated herein by reference).
4.7
First Amendment to the 1998 Executive Deferred Compensation Stock Option Plan, as Amended and Restated (filed as Exhibit 10.9 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated herein by reference).
4.8
Second Amendment to the 1998 Executive Deferred Compensation Stock Award Plan, as Amended and Restated (filed as Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and incorporated herein by reference).

4.9
Third Amendment to the 1998 Executive Deferred Compensation Stock Option Plan, As Amended and Restated (filed as Exhibit 10.13 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and incorporated herein by reference).
4.10	1998 Stock Incentive Plan, as Amended and Restated (filed as Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 and incorporated herein by reference).
4.11
First Amendment to the 1998 Stock Incentive Plan, as Amended and Restated (filed as Exhibit 10.4 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated herein by reference).
4.12
Second Amendment to the 1998 Stock Incentive Plan, as Amended and Restated (filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and incorporated herein by reference).
4.13
Third Amendment to the 1998 Stock Incentive Plan, as Amended and Restated (filed as Exhibit 10.6 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and incorporated herein by reference).
4.14
Rights Agreement, dated as of April 28, 1999, by and between Waddell & Reed Financial, Inc. and First Chicago Trust Company of New York, which includes the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of the Company, as filed on May 13, 1999 with the Secretary of State of Delaware, as Exhibit A and the form of Rights Certificate as Exhibit B (filed as Exhibit 4 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference).
4.15
First Amendment to Rights Agreement, dated as of February 14, 2001, by and between Waddell & Reed Financial, Inc. and First Chicago Trust Company of New York (filed as Exhibit 4.4 to the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and incorporated herein by reference).
5.1	Opinion of Hughes & Luce, L.L.P. (filed as Exhibit 5.1 to the Company's Registration Statement on Form S-8 (Commission File No. 333-65827) and incorporated herein by reference).
23.1	Consent of Hughes & Luce, L.L.P. (contained in Exhibit 5.1 hereto).
23.2*	Consent of KPMG LLP.
24.1	Powers of Attorney (filed as Exhibit 24.1 to the Company's Post Effective Amendment No. 5 to Form S-8 (Commission File No. 333-65827) and incorporated by reference).

*
Filed herewith

ITEM 9.    UNDERTAKINGS.

        (a)   We hereby undertake:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by us pursuant to Section 13(a) or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   We hereby undertake to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        (d)   Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post Effective Amendment No. 6 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on July 12, 2004.

WADDELL & REED FINANCIAL, INC.
/s/ DANIEL P. CONNEALY Daniel P. Connealy Senior Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ KEITH A. TUCKER Keith A. Tucker	Chairman of the Board, Chief Executive Officer and Director	July 12, 2004
/s/ HENRY J. HERRMANN Henry J. Herrmann	President, Chief Investment Officer and Director	July 12, 2004
/s/ DANIEL P. CONNEALY Daniel P. Connealy	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	July 12, 2004
/s/ MARK A. SCHIEBER Mark A. Schieber	Vice President and Controller (Principal Accounting Officer)	July 12, 2004
* Alan W. Kosloff	Director	July 12, 2004
* Dennis E. Logue	Director	July 12, 2004
* James M. Raines	Director	July 12, 2004
* Ronald C. Reimer	Director	July 12, 2004
* William L. Rogers	Director	July 12, 2004
* Jerry W. Walton	Director	July 12, 2004
*By:	/s/ DANIEL C. SCHULTE Daniel C. Schulte Attorney-in-fact

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Specimen of Stock Certificate (filed as Exhibit 4.1 to the Company's Registration Statement on Form S-1 (Commission File No. 333-43687) and incorporated herein by reference).
4.2
Waddell and Reed Financial, Inc. 1998 Non-Employee Director Stock Option Plan (filed as Exhibit 10.9 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 and incorporated herein by reference).
4.3
First Amendment to 1998 Non-Employee Director Stock Option Plan (filed as Exhibit 10.23 to the Company's Annual Report on Form 10-K for the year ended December 31, 1999 and incorporated herein by reference).
4.4
Second Amendment to 1998 Non-Employee Director Stock Option Plan (filed as Exhibit 10.7 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated herein by reference).
4.5	Form of Option Exchange Mailing Documents (filed as Exhibit 4.5 to the Company's Registration Statement on Form S-8 (Commission File No. 333-65827) and incorporated herein by reference).
4.6
Waddell and Reed Financial, Inc. 1998 Executive Deferred Compensation Stock Option Plan, as Amended and Restated (filed as Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 and incorporated herein by reference).
4.7
First Amendment to the 1998 Executive Deferred Compensation Stock Option Plan, as Amended and Restated (filed as Exhibit 10.9 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated herein by reference).
4.8
Second Amendment to the 1998 Executive Deferred Compensation Stock Award Plan, as Amended and Restated (filed as Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and incorporated herein by reference).
4.9
Third Amendment to the 1998 Executive Deferred Compensation Stock Option Plan, As Amended and Restated (filed as Exhibit 10.13 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and incorporated herein by reference).
4.10
Waddell and Reed Financial, Inc. 1998 Stock Incentive Plan, as Amended and Restated (filed as Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 and incorporated herein by reference).
4.11
First Amendment to the 1998 Stock Incentive Plan, as Amended and Restated (filed as Exhibit 10.4 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated herein by reference).
4.12
Second Amendment to the 1998 Stock Incentive Plan, as Amended and Restated (filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and incorporated herein by reference).
4.13
Third Amendment to the Waddell and Reed Financial, Inc. 1998 Stock Incentive Plan, as Amended and Restated (filed as Exhibit 10.6 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and incorporated herein by reference).
4.14
Rights Agreement, dated as of April 28, 1999, by and between Waddell & Reed Financial, Inc. and First Chicago Trust Company of New York, which includes the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of the Company, as filed on May 13, 1999 with the Secretary of State of Delaware, as Exhibit A and the form of Rights Certificate as Exhibit B (filed as Exhibit 4 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference).
4.15
First Amendment to Rights Agreement, dated as of February 14, 2001, by and between Waddell & Reed Financial, Inc. and First Chicago Trust Company of New York (filed as Exhibit 4.4 to the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and incorporated herein by reference).

5.1	Opinion of Hughes & Luce, L.L.P. (filed as Exhibit 5.1 to the Company's Registration Statement on Form S-8 (Commission File No. 333-65827) and incorporated herein by reference).
23.1	Consent of Hughes & Luce, L.L.P. (contained in Exhibit 5.1 hereto).
23.2*	Consent of KPMG LLP.
24.1	Powers of Attorney (filed as Exhibit 24.1 to the Company's Post Effective Amendment No. 5 to Form S-8 (Commission File No. 333-65827) and incorporated by reference).

*
Filed herewith

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AVAILABLE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
THE COMPANY
RISK FACTORS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
USE OF PROCEEDS
LEGAL MATTERS
EXPERTS
INDEMNIFICATION
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
  ITEM 4. DESCRIPTION OF SECURITIES.
  ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
  ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
  ITEM 8. EXHIBITS.
  ITEM 9. UNDERTAKINGS.
SIGNATURES
INDEX TO EXHIBITS